Exhibit 99.1

For Immediate Release

    NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

Gastar Exploration Provides Operational Update in Advance of
Annual Meeting of Shareholders

HOUSTON, June 2, 2011 – Gastar Exploration Ltd. (NYSE Amex: GST) is pleased to provide an update on certain operations in advance of its Annual General and Special Meeting of Shareholders scheduled for 10:00 am CDT today in Houston, Texas.

Marcellus Operations – Gastar has completed the drilling of two horizontal Marcellus wells in Marshall County, West Virginia, the Wengerd 1H and 7H, with lateral lengths of 4,700 and 5,700 feet, respectively.  These wells are scheduled to be fracture stimulated starting in mid-June with first production expected by early August.  All infrastructure necessary to produce natural gas and condensate from these wells will be in place prior to August.  Gastar owns a 50% working interest (“WI”) in these wells.

Gastar has successfully put in place several arrangements that will facilitate on-going Marcellus operations.  We have entered into an agreement with Baker Hughes to provide well completion services along with two agreements with other parties to provide up to 15,000 barrels of fresh water per day for well completions.  We have also buried an array of geophones over 13 square miles of our leasehold to collect microseismic data on future well stimulations.  We recently completed the construction of a 131,000 barrel frac pond and are nearing completion on a second frac pond with a capacity of 50,000 barrels.  These actions will allow continuous frac operations on multi-well pads while minimizing costs related to water acquisition, transportation and disposal.

Gastar currently has two drilling rigs running in the play and will add a third rig this month.  We are currently drilling on two multi-well pads in Marshall County and plan on spudding the Hickory Ridge 2H well (GST 100% WI) in Preston County, West Virginia on the acreage that was acquired in December 2010.  Rex Energy has completed the drilling of seven Grosick wells in Butler County, Pennsylvania (GST WI of 19%) and plans to complete three of the wells with fracs scheduled for September and October of this year.  First production from these wells is expected in the fourth quarter of this year.

In preparation for future drilling plans in the Marcellus, we are permitting two 3-D seismic surveys; one in Preston and Tucker Counties, West Virginia covering 103 square miles and another in Fayette County, Pennsylvania covering 20 square miles.  These surveys are expected to be acquired late this year and in the first half of 2012 and should allow us to execute horizontal wells and avoid potential drilling issues given the somewhat more complex geology in the eastern side of the Marcellus play.

East Texas Operations – Gastar recently fraced the Belin #2 well in two lower Bossier zones.  We encountered expected reservoir pressures of over 9,000 psi and good permeability, however these zones are only producing at a gross sales rate of 1 MMCFD due to suspected formation damage.  We are currently evaluating a possible re-frac of these zones.  Two additional lower Bossier zones remain in the wellbore to be completed at a future date.

We are currently drilling the Belin #3 well at a depth of 16,800 feet with an expected total depth of 19,000 feet.  We have no other Bossier wells planned at this time for the remainder of 2011.  We are evaluating core data taken from the Eagle Ford/Woodbine interval in the Belin #3 well in order to determine drilling and completion plans for a future Eagle Ford/Woodbine well to be drilled later this year.  We are also continuing to evaluate production from the Wildman 8H Glen Rose completion in order to determine whether production warrants further development.

J. Russell Porter, Gastar’s President and CEO, commented, “We are moving quickly to capitalize on our position in the liquids-rich area of Marshall and Wetzel Counties, West Virginia and taking full advantage of our joint venture drilling carry.  We expect that the economics of drilling in the liquids-rich portion of the Marcellus will be excellent and when coupled with a carry of 75% of our costs this year by our joint venture partner, should result in outstanding rates of return and very short payouts for Gastar.  Our gross capital expenditure plan for the Marcellus in 2011 totals $141 million of which Gastar will contribute only $19 million while receiving the benefit of 50% of the total expenditures.

“The results of the Belin #2 well are disappointing and surprising given that the log characteristics and pressure responses seen in this well were very similar to the other lower Bossier zones that have produced at much higher rates.  We plan on producing the well while we evaluate future possible operations in this wellbore.”

About Gastar Exploration

Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States.  Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays.  We are pursuing natural gas exploration in the Marcellus Shale in the Appalachian area of West Virginia and central and southwestern Pennsylvania and in the deep Bossier gas play in the Hilltop area of East Texas.  We also conduct limited coal bed methane development activities within the Powder River Basin of Wyoming and Montana.  For more information, visit our web site at www.gastar.com.

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